Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Amber Zaske, Community Relations Specialist
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Completes $30 Million Subordinated Notes Offering
Mt. Pleasant, Michigan, June 2, 2021 - Isabella Bank Corporation (OTCQX:ISBA) today announced the completion of its private placement of $30.0 million in aggregate principal amount of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”) to various institutional investors (the “Offering”). The price for the Notes was 100% of the principal amount of the Notes. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Corporation intends to utilize the net proceeds from the Offering for general corporate purposes, including potential repurchases of ISBA stock and/or merger and acquisition activity.
“I am pleased to announce the successful completion of our subordinated debt offering under favorable market terms," said Jae A. Evans, President and Chief Executive Officer. “This issuance is an opportunity for Isabella Bank Corporation to raise capital without issuing additional shares and diluting shareholder value. The proceeds from this debt offering will assist in our ability to continue executing our long-term strategic plan, finance organic growth, and strengthen our already strong capital position.”
The Notes will initially bear a fixed interest rate of 3.25% until June 15, 2026, after which time until maturity on June 15, 2031, the interest rate will reset quarterly to an annual floating rate equal to the then-current 3-month SOFR (Secured Overnight Financing Rate) plus 256 basis points. The Notes are redeemable by the Corporation at its option, in whole or in part, on or after June 15, 2026. Any redemption will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest. The Notes are not subject to redemption at the option of the holders.
Piper Sandler & Co. was the sole placement agent for the transaction.
The offer and sale of the Notes was not registered under the Securities Act of 1933, as amended, or any state securities laws pursuant to an applicable exemption from registration requirements. The Notes may not be offered or sold absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there be any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 118 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Invest in Us link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com), its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com), and analyst coverage is provided by Piper Sandler & Co. (www.pipersandler.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.